Exhibit 99.1

NEWS

NEWS

NEWS

CF INDUSTRIES PROPOSES TO ACQUIRE TERRA INDUSTRIES IN ALL STOCK
TRANSACTION

Proposed Exchange Ratio of 0.4235 Shares for Each Terra Share

Transaction Offers Shareholders of Terra a Premium of 34% Over 30-Day Volume Weighted Average Stock Prices of the Two Companies’ Respective Shares

Combined Company will be the Global Leader in Nitrogen Fertilizer Manufacturing

Pro-Forma Combined Capacity of 6.3 Million Nutrient Tons of Nitrogen and 2.1 Million Tons of Phosphate

 Net Sales of $6.5 Billion and EBITDA of $2.0 billion for the Last Twelve Months Ended September 30, 2008

Annual Cost Synergies Expected to Exceed $100 Million

DEERFIELD, IL, January 15, 2009 (BusinessWire) – CF Industries Holdings, Inc. (NYSE: CF) today announced that it has proposed to acquire all of the outstanding common shares of Terra Industries Inc. (NYSE: TRA), in a transaction that would create a leader in the global fertilizer industry.

CF Industries’ Board of Directors has approved a proposal under which each common share of Terra would be entitled to receive 0.4235 shares of CF Industries. The proposal represents a premium of 34% based on the 30-day volume weighted average prices for the shares of the two companies, and a 29% premium based on the 10-day volume weighted average. The proposal also represents a 23% premium over the closing price of Terra shares on January 15, 2009. The transaction values Terra Industries at $2.1 billion.

“The combination of CF Industries with Terra will create a leading fertilizer producer with enhanced ability to compete globally,” said Stephen R. Wilson, chairman, president and chief executive officer of CF Industries. “North America is an attractive agribusiness market with an ongoing need for strong global players domiciled here. We believe that the companies together will form a stronger, more competitive global player that can service more customers, more efficiently.”

On a pro-forma basis, the combined company will be the largest nitrogen producer in the world among publicly traded companies as measured by production capacity. The companies’ complementary footprints will safeguard operating jobs, while increasing geographic reach in the important U.S. grain belt as well as expanding sourcing from international locations. CF Industries and Terra together will create a more stable platform for future growth, enhancing the viability and continuity of the North American nitrogen production industry, which has seen rising imports in recent years. Together, CF Industries and Terra would be better positioned for growth with a stronger balance sheet, increased flexibility to access the capital markets, and the enhanced ability to weather difficult market conditions.

Financial Benefits for All Parties

The transaction would create significant financial benefits for shareholders of Terra and CF Industries. Beyond the premium offered, Terra shareholders, through their holdings of CF Industries’ common stock, would also benefit from increases in the value of the combined enterprise.

The transaction is expected to generate more than $100 million in annual cost synergies from reducing SG&A by combining overlapping corporate functions and optimizing transportation and distribution systems to improve efficiencies and reduce costs, and through greater economies of scale in procurement and purchasing. CF Industries expects the combined company to realize these synergies within two years after the closing of the transaction. The combined company will also benefit from a one-time $30 million-to-$60 million release of cash due to inventory reduction.

The transaction is expected to be accretive to current CF Industries stockholders in the second year following the close.

On a pro-forma basis, for the last twelve months ended September 30, 2008, the combined company would have had revenues of $6.5 billion and EBITDA of $2.0 billion, before synergies. Nitrogen capacity would have been 6.3 million nutrient tons and phosphate capacity would have been 2.1 million tons of DAP/MAP.

Customer Benefits

Customers will benefit from the combined company’s broader product offerings, enhanced services, and integrated supply and distribution network. In addition, Terra’s customers will have access to CF Industries’ state-of-the-art order management system, PROMISE, and its forward pricing program (FPP) risk management tool.

Closing Conditions

The proposed transaction is subject to the negotiation of a definitive merger agreement; stockholder approvals from both companies; and the satisfaction of customary closing conditions, including regulatory approvals.

Morgan Stanley and Rothschild are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to CF Industries.

Following is a copy of the letter CF Industries sent to Terra this afternoon with respect to its offer:

January 15, 2009

Board of Directors

Terra Industries Inc.

Terra Centre

600 Fourth Street

P.O. Box 6000

Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board
Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

I am writing on behalf of the Board of Directors of CF Industries Holdings, Inc. to make a proposal for a business combination between CF and Terra Industries Inc.  Under our proposal, CF would acquire all of the outstanding shares of Terra common stock at a fixed exchange ratio of 0.4235 CF shares for each Terra common share.  Our proposal represents a premium of 34% based on the 30-day volume weighted average prices for the shares of our two companies, and a 29% premium based on the 10-day volume weighted average. Our proposal also represents a 23% premium over the closing price of your shares today.

Since you first approached us several years ago regarding a combination of our companies, we believe that we have developed mutual respect for the two organizations and have both recognized that a combination makes strategic sense.  Combining the talents and creative energy of our respective workforces will substantially enhance our ability to maximize value for shareholders going forward. CF respects the strong culture of Terra, an attribute we believe is highly complementary to our business, and we believe there are attractive opportunities at the combined company for Terra’s employees.

We anticipate annual run-rate operating synergies from the combination will be in excess of $100 million and your shareholders will share in the value of those synergies through their continued ownership of the combined company.  In addition, the resulting company would emerge a global leader in nitrogen fertilizer production.  Together we would create a company with greater scale and an improved strategic platform better able to compete in a global commodity industry.  The combination creates a larger and better capitalized company than either company currently.  A combination would provide shareholders greater market liquidity, a stronger and more flexible balance sheet and improved access to capital.  An enhanced financial profile could support additional opportunities to pursue value-creating projects and attractive new investment opportunities.  Furthermore, the combination provides Terra shareholders with important diversification from a single crop nutrient, nitrogen, into a strong new position in phosphate and participation in and global market insights through our 50% interest in KEYTRADE AG.

We have dedicated considerable time and resources to an analysis of a potential transaction and are confident that the combination will receive all necessary regulatory approvals.  We are confident that you agree with this assessment given that you initially approached us regarding a combination.

Our proposal is subject to the negotiation of a definitive merger agreement and receipt of the necessary board and shareholder approvals.  Because our proposal is based solely on publicly available information, it is subject to our having the opportunity to conduct limited confirmatory due diligence.  In addition, because the merger consideration is payable in CF stock, we would provide you with an opportunity to conduct appropriate due diligence with respect to CF.  We are prepared to send you a draft merger agreement and to begin discussions and due diligence immediately.

We understand that Terra’s debt may need to be refinanced as a result of the combination.  Our proposal is not subject to any financing contingency.

In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to release the text of this letter to the public.

My leadership team and I would be happy to make ourselves available to meet with your management team and Board at your earliest convenience.

We believe this proposal represents a unique opportunity to create significant value for Terra’s shareholders and employees, and that the combined company will be better positioned to provide an enhanced value proposition to customers. We hope that you share our enthusiasm, and we look forward to a favorable reply.  We respectfully request that you respond no later than January 30, 2009.

Sincerely yours,

Stephen R. Wilson

Chairman, President and Chief Executive Officer

CF Industries Holdings, Inc.

Analyst/Investor Conference Call/Webcast

CF Industries will be discussing the proposed transaction with analysts and investors on a conference call at 9:00am ET / 8:00am CT on Friday, January 16, 2009. The conference call can be accessed by dialing 1 (866) 221-6685 (U.S. dial-in) or 1 (617) 896-9885 (International dial-in), conference code 79075105. Accompanying slides will be available on the CF Industries website at www.cfindustries.com. The company will also webcast the call to all interested parties on its website. Please see the www.cfindustries.com for details on how to access the webcast.

A replay of the conference call will be available from 11:00am ET / 10:00am CT on January 16, 2009 and can be accessed in the U.S. by dialing 1 (888) 286-8010, conference code 13517803. International callers can access the replay by dialing 1 (617) 801-6888, conference code 13517803. The webcast will also be archived on the CF Industries website, www.cfindustries.com.

More information about the proposal is available on www.transactioninfo.com/cfindustries.

Contacts

Charles A. Nekvasil

Director, Public and Investor Relations

847-405-2515 – CNekvasil@cfindustries.com

Susan Stillings / Monika Driscoll, 212-333-3810

Brunswick Group LLC

About CF Industries

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. Additional information on CF Industries is found on the company’s website at www.cfindustries.com.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This press release relates to a business combination transaction with Terra Industries Inc. (“Terra”) proposed by CF Industries Holdings, Inc. (“CF”), which may become the subject of a registration statement filed with the Securities and Exchange Commission (the “SEC”).  This material is not a substitute for the prospectus/proxy statement CF would file with the SEC regarding the proposed transaction if such a negotiated transaction with Terra is reached or for any other document which CF may file with the SEC and send to CF or Terra stockholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF CF AND TERRA ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to the CF Public and Investor Relations Department, CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, IL 60015.

CF and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies from Terra’s stockholders in respect of the proposed transaction with Terra.  Information regarding CF’s directors and executive officers is available in its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on April 4, 2008.  Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

All information in this communication concerning Terra, including its business, operations and financial results was obtained from public sources.  While CF has no knowledge that any such information is inaccurate or incomplete, CF has not had the opportunity to verify any of that information.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws.  All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Risks and uncertainties relating to the proposed transaction include: Terra’s failure to accept CF’s proposal and enter into definitive agreements to effect the transaction; our ability to obtain shareholder, antitrust, regulatory and other approvals on the proposed terms and schedule; uncertainty of the expected financial performance of CF following completion of the proposed transaction; CF’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; CF’s ability to promptly and effectively integrate the businesses of Terra and CF; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.  Additional risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on markets and selling prices; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the SEC.  We undertake no obligation to update or revise any forward-looking statements.

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